Exhibit 99.1

PRA GROUP ANNOUNCES PRICING OF $300 MILLION OFFERING OF

CONVERTIBLE SENIOR NOTES DUE 2023

NORFOLK, Va., May 22, 2017 — PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, today announced the pricing of an offering of $300 million aggregate principal amount of 3.50% convertible senior notes due 2023 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the notes is expected to close on May 26, 2017, subject to customary closing conditions.

PRA Group also granted the initial purchasers of the notes an option to purchase up to an additional $45 million aggregate principal amount of the notes to cover overallotments, if any.

The notes will be unsecured, senior obligations of PRA Group and will pay interest semiannually at a rate of 3.50% per annum. The notes will mature on June 1, 2023, unless repurchased, redeemed or converted in accordance with their terms prior to such date. Prior to the close of business on the business day immediately preceding March 1, 2023, the notes will be convertible only upon the occurrence of specified events; on and after March 1, 2023, until the close of business on the scheduled trading day immediately preceding the maturity date, the notes will be convertible at any time.

The conversion rate for the notes will initially be 21.6275 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $46.24 per share of common stock, and is subject to adjustment in certain circumstances. The initial conversion price represents a premium of approximately 35.0% to the $34.25 per share closing price of PRA Group’s common stock on May 22, 2017. Upon conversion, the notes may be settled in cash, shares of PRA Group’s common stock or any combination thereof, at PRA Group’s election. The notes will be redeemable, in whole or in part, at PRA Group’s option at any time, and from time to time, on or after June 1, 2021, at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, but only if the last reported sale price per share of PRA Group’s common stock exceeds 130% of the conversion price on each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before the date PRA Group sends the related redemption notice.

PRA Group estimates that the net proceeds from the offering will be approximately $291.6 million (or approximately $335.4 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting discounts, commissions and estimated offering expenses. PRA Group intends to use approximately $45.0 million of the net proceeds from the offering of the notes to repurchase shares of its common stock. PRA Group also intends to use approximately $246.6 million of the net proceeds from the offering of the notes to repay debt outstanding under its North American revolving credit facility. PRA Group may from time to time borrow additional amounts under its North American revolving credit facility. PRA Group expects to use borrowings under its revolving credit facility for portfolio acquisitions and/or business acquisitions, and for general corporate purposes, including organic growth, working capital and capital expenditures.

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer of these securities will be made only by means of a private offering memorandum. The offer and sale of the notes and the shares of common stock, if any, issuable upon conversion of the notes, have not been and will not be registered under the Securities Act or any state securities laws, and unless so registered, the notes and such shares may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About PRA Group

As a global leader in acquiring and collecting nonperforming loans, PRA Group, Inc. returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. With more than 4,000 employees worldwide, PRA Group companies collaborate with customers to help them resolve their debt and provide a broad range of additional revenue and recovery services to business clients.

About Forward-Looking Statements

Statements made herein that are not historical in nature, including PRA Group’s or its management’s intentions, beliefs, expectations, projections, plans or predictions of the future, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.

The forward-looking statements in this press release are based upon management’s current beliefs, estimates, assumptions and expectations of PRA Group’s future operations and financial and economic performance, taking into account currently available information. These statements are not statements of historical fact or guarantees of future performance, and there can be no assurance that anticipated events will transpire or that our expectations will prove to be correct. Forward-looking statements involve risks and uncertainties, some of which are not currently known to PRA Group. Actual events or results may differ materially from those expressed or implied in any such forward-looking statements as a result of various factors. The consummation of the offering is subject to customary closing conditions, and there can be no assurances that the offering will be consummated. Additional risk factors and other risks that are described from time to time in PRA Group’s filings with the Securities and Exchange Commission including but not limited to PRA Group’s annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, which are available through PRA Group’s website and contain a detailed discussion of PRA Group’s business, including risks and uncertainties that may affect future results.

Due to such uncertainties and risks, you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of today. Information in this press release may be superseded by recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. Except as required by law, PRA Group assumes no obligation to publicly update or revise its forward-looking statements contained herein to reflect any change in PRA Group’s expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.